Exhibit 23.2


                           Letterhead of
                        FULBRIGHT & JAWORSKI
                               L.L.P.


April 23, 1996





Steve A. Rossum
USAir, Inc.
Crystal Park Four
2345 Crystal Drive
Arlington, VA  22227

Re:  USAir 1996 Enhanced Equipment Notes

Dear Steve:

     Reference is made to the opinion letter (the "Opinion") of Fulbright & Jaworski L.L.P. (the "Firm"), dated as of February 16, 1996, delivered in connection with the issuance by USAir of Enhanced Equipment Notes in the aggregate principal amount of $263,000,000 (the "Securities"). The Firm hereby consents to USAir's inclusion of the Opinion in the Registration Statement filed with the Securities and Exchange Commission in connection with the exchange offer relating to the Securities.


                           FULBRIGHT & JAWORSKI L.L.P.



                          By: /s/William C. Clarke
                              ________________________________
                                 William C. Clarke